EXHIBIT 10.5

AMENDMENT TO

GRAIN ORIGINATION AGREEMENT

THIS AMENDMENT TO GRAIN ORIGINATION AGREEMENT (this “Amendment”), is made and entered into as of the 1st day of October, 2007, between Heartland Grain Fuels, L.P. a Delaware limited partnership (“HGF”), and South Dakota Wheat Growers Association, a South Dakota cooperative (“SDWG”).

BACKGROUND

1.             HGF and SDWG are parties to that certain Grain Origination Agreement, made and entered into as of the 8th day of November, 2006 (the “Agreement”);

2.             HGF and SDWG wish to amend the Agreement pursuant to the terms and conditions set forth herein;

4.             All capitalized terms used but not otherwise defined herein shall have the meanings assigned in the Agreement.

AGREEMENT

In consideration of the mutual promises and agreements contained herein, it is hereby agreed as follows:

1.             Section 3.2. Section 3.2 of the Agreement is deleted in its entirety and replaced with the following:

“3.2         Termination. Except as set forth under Section 3.1 and 3.4, (i) HGF will only have the right to terminate this Agreement upon the occurrence of an Event of Default (as defined in Section 4.1) and (ii) SDWG shall have no right to terminate this Agreement. Except as otherwise provided below, upon the occurrence of an Event of Default by SDWG, HGF will have the right to terminate this Agreement effective immediately by sending written notice thereof to SDWG and to receive payment from SDWG as set forth in Sections 3.3 and 4.2, and as is otherwise allowed by applicable law (except that no party will be entitled to consequential damages for any claim arising under this Agreement). Notwithstanding the foregoing, HGF will only have the right to terminate this Agreement with respect to the Ethanol Plant to which the Event of Default relates.”

2.             Section 3.4. Section 3.4 of the Agreement is deleted in its entirety and replaced with the following:

“3.4         Suspension of Operations. If the operation of an Ethanol Plant is suspended for any reason (including pursuant to Section 7.3), including for repairs, modifications, expansions or damage to the Ethanol Plant for at least fifteen (15) months, then either party may terminate this Agreement with respect to such Ethanol Plant by providing the other party with written notice of such termination, which shall be effective as of the date of such written notice.”

3.             Section 4.1(c). Section 4.1(c) of the Agreement shall be deleted in its entirety and replaced with the following:

“(c)         HGF fails to pay any amount due to SDWG under this Agreement by 5:00 p.m. of the business day following the due date of such payment; or”

4.             Section 4.2(b). Section 4.2(b) of the Agreement is deleted in its entirety and replaced with the following:

“(b)         SDWG Remedies. If an Event of Default occurs under Section 4.1(a), (b) or (c), in addition to recovering payment of any amounts under Section 3.3, SDWG shall have the right to pursue any one or more of the following remedies:

(1)           SDWG may withhold future deliveries of corn until such Event of Default is either cured or waived by SDWG; provided, however, SDWG will resume delivery of corn under this Agreement if (1) prior to SDWG resuming deliveries of corn hereunder, HGF pays SDWG an amount equal to average cost of one day’s supply of corn determined by reference to 30 day period prior to the Event of Default; (2) HGF pays SDWG for all deliveries of corn in immediately available funds by 5 p.m. of the day following the day of delivery and in the case of deliveries on any day that is not a business day by 10 a.m. on the next succeeding business day for the remainder of the term of this Agreement; and (3) HGF pays all past due amounts (including interest at the rate set forth in Section 2.4 hereof) in equal monthly installments of principal and interest in such an amount as is necessary to fully recover all past due amounts plus interest within two years from the date of the initial Event of Default; provided, however, that if HGF has fully repaid all past due amounts (including interest at the rate set forth in Section 2.4 hereof) owed under this Agreement within 3 days of the initial due date of the payment which caused the Event of Default and has paid all other amounts due for the purchase of corn on a current basis for such period, the initial failure to timely pay which resulted in the exercise of remedies hereunder, will no longer be treated as an Event of Default and HGF may again make payments in accordance with the terms set forth in Section 2.4 hereof. Notwithstanding anything to the contrary stated in this Section 4.2(b)(1), SDWG may immediately suspend corn deliveries if HGF breaches the terms of clauses 2 or 3 above. Further, notwithstanding anything to the contrary stated in this Section 4.2(b)(1), if HGF has fully repaid all past due amounts (including the amounts referred to in clause (3) above) and has paid all other amounts due for the purchase of corn on a current basis, if HGF delivers to SDWG a written notice indicating that it desires to pay for deliveries of corn in increments of days or a week (although in no case shall the payment cycle be longer than that provided for in Section 2.4 hereof) together with a letter of credit (from a commercial banking institution reasonably acceptable to SDWG and in form and substance reasonably acceptable to SDWG) or other form of adequate assurance (reasonably acceptable to SDWG) that demonstrates and supports HGF’s ability to pay according to the longer payment cycle, the payment date referred to in Section 2.4 shall be adjusted accordingly to match the terms of the letter of credit or other assurance and any failure to pay within one day of that modified payment date shall be treated as an Event of Default described in Section 4.1(c) hereof, allowing SDWG’s to exercise remedies at its discretion pursuant to this Section 4.2(b).

(2)           SDWG may seek and receive injunctive relief or a decree of specific performance; and/or

(3)           SDWG may pursue any other remedy (except for consequential damages) to which it may be entitled in law or equity for breach of contract, except that SDWG may not terminate this Agreement.”

5.             Section 4.2. (“Rights to Withhold Future Deliveries”). Section 4.2 on page 14 of the Agreement, identified as “Rights to Withhold Future Deliveries,” is hereby renumbered as Section 4.3. This Section is otherwise unchanged.

6.             Insurance. The following shall be added as Section 8.13:

“8.13       Insurance. So long as those certain Leases dated as of October    , 2007 by and between SDWG and HGF relating to SDWG’s property in Huron and

Aberdeen, South Dakota remain in effect (the “Leases”), to the extent that the cost of any insurance SDWG is required to obtain and maintain under the Leases exceeds the cost of the insurance SDWG is required to obtain and maintain hereunder, HGF shall pay SDWG such difference within 15 days of SDWG delivering an invoice to HGF.

6.             Representations and Warranties. Each of the parties hereto represents and warrants to the other that this Amendment has been duly and validly authorized, executed and delivered by such party and, assuming this Amendment constitutes a valid and binding obligation of the other party, this Amendment constitutes a valid and binding obligation of the such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors’ rights generally and to general equitable principles.

7.             Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of South Dakota without regard to any applicable conflicts of law.

8.             Counterparts. This Amendment my be executed by facsimile signature in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.             Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms without amendment or modification.

[Signature Pages Follow]

The parties hereto have duly executed this Amendment as of the date and year first above written.

HGF:

Heartland Grain Fuels, L.P.,

By:	Dakota Fuels, Inc.
Its:	General Partner

By:	/s/ Revis L. Stephenson III
Name: Revis L. Stephenson III
Title: Chairman of the Board

SDWG:

South Dakota Wheat Growers Association

By:	/s/ Dale Locken
Printed Name:	Dale Locken
Title:	CEO/Treasurer